BANGOR HYDRO-ELECTRIC COMPANY


       OFFER TO PURCHASE FOR CASH ANY AND ALL OUTSTANDING SHARES OF ITS
	     7% SERIES OF PREFERRED STOCK FOR $115.00 PER SHARE


       Bangor Hydro-Electric Company, a Maine corporation, invites its shareholders to tender shares of its 7% Series of Preferred Stock, CUSIP No. 060077401, (the "preferred shares"), at a purchase price per share of $115.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal (the "offer").

       THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
	    NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 27, 2003,
		  UNLESS EXTENDED OR EARLIER TERMINATED.

       FOR A DISCUSSION OF SOME OF THE SIGNIFICANT MATTERS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR PREFERRED SHARES, SEE SECTION 6, "SPECIAL FACTORS".

       THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF PREFERRED SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 11.

       OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PREFERRED SHARES AND, IF SO, HOW MANY PREFERRED SHARES TO TENDER. NEITHER WE NOR OUR EXECUTIVE OFFICERS OR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING PREFERRED SHARES.

       This offer to purchase contains a summary of the important terms and conditions of the offer, followed by a more detailed discussion. It also contains answers to frequently asked questions.

       THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SUCH COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       If you have questions about the offer, you can call Georgeson Shareholder Communications Inc., the information agent for the offer, or Georgeson Shareholder Securities Corporation, the dealer manager for the offer, at the telephone numbers set forth on the back cover of this offer to purchase. You can also obtain additional copies of this offer to purchase and the related documentation from the information agent or your broker, dealer, bank, trust company or other nominee.


		 The Dealer Manager for the Offer is:

			  GEORGESON SHAREHOLDER


			     TABLE OF CONTENTS

								   PAGE
								   ----
Summary Term Sheet...............................................     1
The Offer........................................................     5
 1.  Terms of the Offer..........................................     5
 2.  Acceptance for Payment and Payment..........................     5
 3.  Procedure for Tendering Preferred Shares....................     6
 4.  Withdrawal Rights...........................................     8
 5.  Expiration Date; Extension of Tender Period; Termination;
     Amendment...................................................     8
 6.  Special Factors.............................................     9
 7.  Certain Information about the Preferred Shares..............    13
 8.  Certain Information about Bangor Hydro......................    13
 9.  Interest of Directors and Executive Officers; Transactions
     and Arrangements Concerning Shares..........................    15
10.  Source and Amount of Funds..................................    16
11.  Conditions to the Offer.....................................    16
12.  Certain Legal Matters; Regulatory Approvals.................    17
13.  Material United States Federal Income Tax Consequences of
     the Offer...................................................    17
14.  Fees and Expenses...........................................    19
15.  Miscellaneous...............................................    20
Schedule I -- Directors and Executive Officers...................   I-1

				   IMPORTANT

      If you hold your preferred shares through a broker, dealer or other similar nominee, you must contact that nominee if you desire to tender your preferred shares. If you hold your preferred shares yourself, you must complete and sign the letter of transmittal included with this offer to purchase in accordance with the instructions in the letter of transmittal and this offer to purchase, and mail or deliver it, together with any other required documents, to EquiServe Trust Company, N.A., which is acting as depositary, and deliver the certificates for the tendered preferred shares to the depositary.

      There will be no guaranteed delivery procedures with respect to the offer.

      No authority has passed upon the accuracy or adequacy of this offer to purchase, and no person has been authorized to give any information or to make any representations, other than those contained in this offer to purchase or in the accompanying letter of transmittal. If given or made, such information or representations cannot be relied upon as having been authorized by us, Georgeson Shareholder Communications Inc., Georgeson Shareholder Securities Corporation or EquiServe Trust Company, N.A. The delivery of this offer to purchase shall not, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date on the cover of this offer to purchase or that there has been no change in the information contained in this offer to purchase or in the affairs of Bangor Hydro since the date hereof.

      YOU SHOULD READ THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CAREFULLY BEFORE MAKING A DECISION TO TENDER YOUR PREFERRED SHARES.

      This offer to purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell any of the preferred shares under any circumstances or in any jurisdiction in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require any offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      We are not aware of any jurisdiction where the making of the offer violate applicable law. If we become aware of any jurisdiction where the making of any offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the applicable offer will not be made to the holders of applicable preferred shares residing in such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER YOUR PREFERRED SHARES PURSUANT TO AN OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.



			       SUMMARY TERM SHEET

       The following summarizes, in question and answer format, the material terms of Bangor Hydro's offer to purchase the preferred shares. You should read the remainder of this offer to purchase and the letter of transmittal carefully because this summary term sheet may not include all of the information that is important to you. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

       Bangor Hydro is offering to purchase, in cash and without interest, any and all of the outstanding shares of its 7% Series of Preferred Stock, CUSIP No. 060077401, at a purchase prices of $115.00.

       There are currently 25,000 shares of the 7% Series of Preferred Stock outstanding.


Q.  WHO IS OFFERING TO BUY MY PREFERRED SHARES?

A. Bangor Hydro-Electric Company, a Maine corporation, is offering to purchase all of the preferred shares in its 7% Series of preferred stock in a self-tender offer. We are engaged principally in the regulated energy delivery business in the State of Maine. We provide electric service to approximately 100,000 electric customers in eastern and central Maine. As of September 30, 2002, Bangor Hydro owned assets worth $642.3 million, including $246.9 million in net utility plant. See Section 8, "Certain Information about Bangor Hydro."

     Bangor Hydro was organized under the laws of Maine in 1924. Since October, 2001, Bangor Hydro has been a wholly owned subsidiary of Emera, Inc., which we refer to as Emera, as the result of a merger transaction pursuant to which Emera acquired all of Bangor Hydro's outstanding shares of common stock for cash.

Q. WHY ARE YOU OFFERING TO BUY THE PREFERRED SHARES?

A. The principal purpose of the redemption is to allow us to terminate the registration under Section 12 of the Exchange Act of the preferred shares if the series has fewer than 300 holders following the completion of the tender offer and thus is eligible for termination, and to allow us to suspend our obligation to file reports pursuant to Section 15(d) of the Exchange Act if the total number of shareholders of Bangor Hydro is reduced below 300 and Bangor Hydro thus is eligible for such suspension. On December 31, 2002, we gave notices of redemption to the holders of our only other registered securities, our 4% callable and 4 1/4% callable series of preferred stock, such redemptions to occur on March 1, 2003.

     The preparation, filing and distribution of reports prepared pursuant to Section 15(d) of the Exchange Act is a relatively burdensome process for purposes of maintaining an extremely small number of preferred shares in our capitalization and we believe that the benefit of maintaining these shares no longer justifies this cost. See Section 6, "Special Factors".

     In addition, the market for the preferred shares is extremely illiquid. During 2002, only 1,850 shares of the preferred shares traded as part of only ten trades. The most recent trade occurred on October 22, 2002. Further, we estimate that approximately 90% of the holders of the preferred shares own less than 100 shares. The tender offer provides shareholders with an opportunity to liquidate their shares at a price that exceeds the historical trading price and is equivalent to or exceeds the price of comparable preferred issues with greater liquidity. Current interest rate conditions allow us to refinance this portion of our capitalization at rates that do not materially affect our overall cost of capital. See Section 6, "Special Factors".

Q. IF I DECIDE TO TENDER MY PREFERRED SHARES, WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

A.   Bangor Hydro is offering to pay the purchase price to you in cash.

     If you tender your preferred shares to us, you will not have to pay brokerage fees, commissions or similar expenses to Bangor Hydro, Georgeson Shareholder Securities Corporation, as dealer manager, or Georgeson Shareholder Communications Inc., as information agent.

     If you own preferred shares through a broker or other nominee and your broker tenders on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

Q. IF I TENDER MY PREFERRED SHARES, WILL I STILL RECEIVE ANY DIVIDEND PAYMENTS AFTER MY PREFERRED SHARES ARE PURCHASED?

A. We will make the regular quarterly dividend payment on shares of the 7% series of preferred stock for the quarter ending December 31, 2002, as declared by our board of directors, to all holders of the preferred shares. In addition, we will pay a partial dividend for dividends accrued between December 31, 2002 and the Expiration Date of the offer to holders whose shares are tendered in response to the offer, including any extensions thereof. Shares that are not tendered in response to the offer will continue to receive regular quarterly dividends on a quarterly basis when declared by the board of directors. See Section 7, "Certain Information about the Preferred Shares."

Q. IF I DECIDE NOT TO TENDER MY PREFERRED SHARES, HOW WILL THE OFFER AFFECT MY PREFERRED SHARES?

A. Because the preferred shares are publicly traded, if most of the outstanding preferred shares of the 7% series are tendered in the applicable offer and purchased by us, the liquidity of the trading market for the remaining preferred shares of that series will likely be adversely affected due to the smaller number of outstanding preferred shares available for trading. As a result, the liquidity of those preferred shares and the ability of a holder to get accurate market quotations for the preferred shares could be significantly reduced as a result of the applicable offer. See Section 6, "Special Factors."

     Trading in the shares is already extremely light. As of the date of this offer to purchase, the most recent trade in the preferred shares was on October 22, 2002 at a price of $92.00. See Section 6, "Special Factors."

     Our preferred shares are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Securities and Exchange Commission, or the SEC. However, following the offer, we expect to terminate the registration of the preferred shares if the series has less than 300 shareholders of record. This deregistration of a series of preferred shares would relieve us of any obligation to file reports and other information with the SEC under the Exchange Act with respect to that series of preferred shares. See Section 6, "Special Factors."

     If you do not tender your preferred shares, the offer will not affect the terms of your preferred shares. Your preferred shares will continue to be outstanding and will continue to be governed by their same terms. You will be entitled to receive cumulative quarterly dividends, if and when declared by our board of directors, at an annual rate of $7.00 per share per year.

Q. DOES BANGOR HYDRO HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

A. Yes. We will need approximately $2.9 million to purchase all of the outstanding preferred shares pursuant to the offer and to pay related fees and expenses. Funds for the purchase will be available from our internal funds. See Section 10, "Source and Amount of Funds."

Q. IS BANGOR HYDRO'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY PREFERRED SHARES?

A. No. Bangor Hydro does not believe that its financial condition is relevant to your decision to tender preferred shares because the offer is being made for all outstanding preferred shares solely for cash and is not subject to any financing condition and the amount payable is not material in relation to the financial resources of Bangor Hydro and its affiliates. See
Section 10, "Source and Amount of Funds."

     If you decide not to tender your preferred shares, you will remain a preferred shareholder of Bangor Hydro and, as is currently the case, our financial condition will continue to be relevant to you in your capacity as a preferred shareholder.

Q. HOW DO I TENDER MY PREFERRED SHARES?

A. If you wish to accept the offer to purchase your preferred shares, you must do the following prior to the expiration date:

(i) if you are the holder of record of your preferred shares (e.g., if you have the stock certificates), you must complete and sign the letter of transmittal and send it with your preferred stock certificates to EquiServe Trust Company, N.A., as the depositary for the offer;

(ii) if you are an institution participating in The Depository Trust Company, or DTC, you may tender your preferred shares according to the procedure for book-entry transfer described in Section 3, "Procedure for Tendering Preferred Shares" (in which case, a confirmation of delivery must also be received by the depositary); or

(iii) if you hold your preferred shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact them and give them instructions to tender your preferred shares.

     See Section 3, "Procedure for Tendering Preferred Shares."

Q. WHAT IS THE MARKET VALUE OF MY PREFERRED SHARES AS OF A RECENT DATE?

     As of the date of this offer of purchase, the most recent trade of the preferred shares was on October 22, 2002 at $92.00 per share. We recommend that you obtain current market quotations for our preferred shares before deciding whether to tender your preferred shares.

Q. HOW LONG DO I HAVE TO DECIDE TO TENDER IN THE OFFER?

A. You have until 5:00 P.M., New York City time, on Thursday, February 27, 2003, to tender your preferred shares in the offer. We urge you to tender your preferred shares or instruct your broker or other nominee to tender your preferred shares as soon as possible to ensure that your preferred shares are included in the offer.

Q. CAN THE OFFER BE EXTENDED? HOW WILL I BE NOTIFIED IF THE OFFER IS
EXTENDED?

A. The offer can be extended, but we do not expect, at this time, to do so. If we decide, in our sole discretion, to extend any offer as described in
Section 5, "Expiration Date; Extension of Tender Period; Termination; Amendment," you will have an additional period of time during which you may tender your preferred shares.

     If we decide to extend an offer, we will inform EquiServe Trust Company, N.A., the depositary for the offer, of that fact and will make an announcement through a press release issued to the Dow Jones News Service of the extension, not later than 9:00 A.M., New York City time, on the business day after the day on which the applicable offer was scheduled to expire. See
Section 5, "Expiration Date; Extension of the Tender Period; Termination; Amendment."

Q. HOW DO I WITHDRAW TENDERED SHARES? UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

A. You can withdraw the preferred shares you have tendered at any time until the offer has expired. If an offer is extended, you can withdraw tendered preferred shares until the expiration of the extension period, and we have accepted the preferred shares for payment. You may also withdraw your preferred shares after March 31, 2003 unless they have been accepted for payment.

     To withdraw preferred shares, you must deliver a written notice of withdrawal, or a facsimile of one, indicating your name, the number of preferred shares tendered, the number of preferred shares you wish to withdraw and the name of the registered holder, to EquiServe Trust Company, N.A. prior to the expiration of the offer. If your preferred shares were to be tendered by book-entry transfer, the notice must identify the relevant account number.

     See Section 4, "Withdrawal Rights" for a more detailed discussion of withdrawal procedures.

Q. WHAT DOES BANGOR HYDRO'S BOARD OF DIRECTORS THINK OF THE OFFER?

A. Our board of directors believes that the offer is fair to unaffiliated holders of preferred shares and has unanimously approved the offer. See
Section 6, "Special Factors." While our board of directors has approved the offer, it is not making any recommendation as to whether or not you should tender your preferred shares. We believe that this is a personal investment decision for our preferred shareholders. You must decide whether to tender your preferred shares and, if so, how many preferred shares to tender.

Q. WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

A. We will pay for all validly tendered and not validly withdrawn preferred shares promptly after the expiration of the offer. We expect payment to be made on March 5, 2003. We reserve the right, in our sole discretion and subject to applicable law, to delay payment for preferred shares in order to comply with applicable law.

     We will pay for your validly tendered and not validly withdrawn preferred shares by depositing the purchase price with the depositary, which will act as your agent for purposes of receiving payments from us and transmitting the payments to you. In all cases, payment representing tendered preferred shares will be made only after timely confirmation of a book-entry transfer or timely receipt by the depositary of certificates for such preferred shares, plus in either case the applicable letter of transmittal properly completed and duly executed and any other required documents for such preferred shares.

     See Section 3, "Procedure for Tendering Preferred Shares" and Section 2, "Acceptance for Payment and Payment."

Q. WHAT SHOULD I DO IF MY PREFERRED STOCK CERTIFICATES HAVE BEEN LOST, STOLEN OR DESTROYED?

A. If your preferred stock certificates have been lost, stolen or destroyed, you should contact the depositary EquiServe Trust Company, N.A. at (800) 736-3001 to obtain instructions. See Section 3, "Procedure for Tendering Preferred Shares."

Q. ARE THERE ANY CONDITIONS TO THE OFFER?

A. The offer is not conditioned on any minimum number of preferred shares being tendered. There is no financing condition in the offer.

     We can, however, terminate any offer, in our reasonable discretion, if, among other things, any of the following has occurred:

     - the threat or existence of a governmental or regulatory proceeding challenging any offer or that could materially and adversely affect Bangor Hydro;

     - a suspension or limitation on trading securities generally, or a significant decline in the price of our securities or securities generally, changes in political, economic or financial conditions that could adversely affect us or the trading of our stock, a banking moratorium or similar action, war or other national calamity or the material worsening thereof; or

     - other events that have or may result in a change in our business, condition, income operations, stock ownership or prospects.

     See Section 11, "Conditions to the Offer."

Q. HOW WILL I BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

A. Your receipt of cash for preferred shares validly tendered in the offer will be a taxable transaction for U.S. federal income tax purposes. If you meet specified conditions, you will recognize gain or loss in an amount equal to the difference between (1) the cash you receive in the offer and
(2) your adjusted tax basis in the preferred shares that you surrender in the offer. That gain or loss will be a capital gain or loss if the preferred shares are a capital asset in your hands, and will be a long term capital gain or loss if you have held the preferred shares for more than one year at the time the offer is completed.

     The tax consequences of the offer to you may vary depending on your particular facts and circumstances. See Section 13, "Material United States Federal Income Tax Consequences of the Offer" for a more detailed discussion of the tax treatment of the offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the offer.

Q. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A. Questions regarding the terms of the offer should be directed to Georgeson Shareholder Communications Inc., the information agent for the offer, at (866) 328-5445 (toll-free).

     Requests for additional copies of this offer to purchase, any letter of transmittal or any related documents and questions regarding the procedures for tendering preferred shares should also be directed to Georgeson Shareholder Communications Inc.




			   FORWARD-LOOKING STATEMENTS

       Certain statements included in this offer to purchase, documents referred to herein and reports and other documents we file with the SEC are forward-looking statements that involve risk and uncertainty, including Bangor Hydro's cash flow, the planned repayment of debt, and anticipated results subsequent to its merger with Emera. These forward-looking statements are based upon a number of assumptions. Actual future results and developments may differ materially depending on a number of factors, including regulatory changes either by the federal government or the Maine Public Utilities Commission, including uncertainties regarding the ultimate impact on Bangor Hydro as the regulated electric industry is further restructured, the demand for electricity, operations at the New England Independent System Operator including implementation of Federal Energy Regulatory Commission Order 2000 and Standard Market Design, the effects of weather, efforts made by Bangor Hydro to collect from customers, and the economic conditions of Bangor Hydro's service territory.


			      THE OFFER

1.    TERMS OF THE OFFER

       On the terms and subject to the conditions set forth in the offer, we will accept for payment and pay for all of the shares of its 7% Series of Preferred Stock, CUSIP No. 060077401, that are validly tendered prior to the expiration date and not validly withdrawn, at a cash purchase price per share of $115.00.

       No alternative, conditional or contingent tenders will be accepted.

2.    ACCEPTANCE FOR PAYMENT AND PAYMENT

       We will accept for payment and pay for all preferred shares validly tendered and not validly withdrawn promptly after the expiration of the offer, subject to the satisfaction or waiver of the conditions set forth in
Section 11, "Conditions to the Offer." In addition, we reserve the right, subject to compliance with Rule 13e-4(f)(5) under the Exchange Act, to delay the acceptance for payment or payment for preferred shares in order to comply in whole or in part with any applicable law. For a description of our right to terminate the offer and not accept for payment or pay for preferred shares or to delay acceptance for payment or payment for preferred shares, see Section 5, "Expiration Date; Extension of Tender Period; Termination; Amendment." For purposes of the offer, we shall be deemed to have accepted for payment tendered preferred shares when, as and if we give oral or written notice of our acceptance to the depositary. Any preferred shares tendered and purchased in the offer will be retired.

       We currently expect payment to be made on March 5, 2003. We will pay the purchase price by depositing the purchase price with the depositary. The depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for preferred shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of a confirmation of a book-entry transfer of such preferred shares into the depositary's account at DTC or certificates for such preferred shares, a properly completed and duly executed letter of transmittal and any other required documents, as discussed in Section 3, "Procedure for Tendering Preferred Shares". For a description of the procedure for tendering preferred shares pursuant to the offer, see Section 3, "Procedure for Tendering Preferred Shares." The depositary will forward the consideration to the preferred shareholders. Under no circumstances will we pay interest on the consideration paid for preferred shares purchased pursuant to the offer.

       If we increase the consideration to be paid for any series of preferred shares pursuant to an offer, we will pay such increased consideration for all preferred shares of that series purchased pursuant to the applicable offer.

       We reserve the right to transfer or assign to one or more of our affiliates, in whole or from time to time in part, the right to purchase preferred shares tendered pursuant to the offer, but any such transfer or assignment will not relieve us of our obligations under the offer or prejudice your rights to receive payment for preferred shares validly tendered and accepted for payment.

       All preferred shares not purchased, including preferred shares not purchased due to improper tender, will be returned through book-entry transfer to an account maintained at DTC or, if the preferred shares are held in physical form, through delivery of certificates, without expense to you, promptly following the expiration or termination of the offer.

       If all conditions to the offer are satisfied or timely waived, we will accept for payment and pay for all preferred shares validly tendered by each shareholder prior to or on the date of expiration of the offer and not validly withdrawn. The results of the offer will be announced by press release promptly after the date of expiration of the offer.

       We will pay all stock transfer taxes, if any, payable on the transfer to us of preferred shares purchased pursuant to the offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) preferred shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder or (c) certificates representing tendered preferred shares are registered in the name of any person other than the person signing the applicable letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the letter of transmittal.

       Any tendering shareholder or other payee who fails to complete fully and sign the substitute Form W-9 included in the letter of transmittal, or, in the case of a foreign individual, a Form W-8BEN, may be subject to federal income or backup withholding tax on the gross proceeds paid to such shareholder or other payee pursuant to the offer. See Section 3, "Procedure for Tendering Preferred Shares" and Instruction 6 in the letter of transmittal.

3.    PROCEDURE FOR TENDERING PREFERRED SHARES

       Tendering Shares. To validly tender your preferred shares in the offer, you must do one of the following:

   - if you are the holder of record of your preferred shares, you must send to the depositary, or arrange for the depositary to receive (at the address set forth on the back cover of this offer to purchase), prior to the expiration date, the applicable letter of transmittal, properly completed and executed, together with any required signature guarantees and any other documents required by the letter of transmittal, and either
(a) send to the depositary, or arrange for the depositary to receive, certificates for the preferred shares to be tendered or (b) effect delivery of such preferred shares pursuant to the procedures for book-entry transfer described below (in which case, a confirmation of delivery must also be received by the depositary); or

   - if a broker, dealer, commercial bank, trust company or other nominee holds your preferred shares, you must contact them if you wish to tender your preferred shares.

       If you own preferred shares through a broker, dealer, commercial bank, trust company or other nominee, they may charge you a fee in connection with the tender of preferred shares on your behalf.

       If your preferred stock certificates have been lost, stolen or destroyed, you should contact the depositary to obtain instructions for replacing the certificates and check the appropriate box in the applicable letter of transmittal. Your tender with respect to lost, stolen or destroyed certificates will not be valid until you have complied with these procedures and a replacement certificate for the preferred shares has been delivered to the depositary.

       To properly tender, please use the enclosed letter of transmittal.

       Guaranty procedures. If you desire to tender your preferred shares and certificates representing such preferred shares are not immediately available, or time will not permit your certificates or any other required documents to reach the Depository before 5:00 p.m., New York City time, on the Expiration Date, a tender may be validly effected if:

	(a) The tender is made by or through a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers (the "NASD"), a commercial bank or trust company having an office or correspondent in the United States or that is otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions");

	(b) Prior to 5:00 p.m., New York City time, on the Expiration Date, the Depository receives from such Eligible Institution a properly completed and duly executed guaranteed delivery form (by facsimile transmission, mail or hand delivery), setting forth your name and address and the number of preferred shares tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificates representing such preferred shares, accompanied by a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Depository; and

	(c) The certificates for all tendered preferred shares, as well as a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five business days after the Expiration Date.

       If you tender your preferred shares in accordance with the applicable method of delivery described in this offer to purchase and the applicable letter of transmittal, your tender will constitute a binding agreement between you and Bangor Hydro upon the terms and subject to the conditions of the offer.

       THE METHOD OF DELIVERY OF PREFERRED SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BECAUSE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, WHICH DETERMINES WHETHER A TENDER HAS BEEN MADE PRIOR TO THE EXPIRATION DATE, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

       FOR FURTHER INFORMATION IN TENDERING PREFERRED SHARES, CALL THE INFORMATION AGENT OR THE DEALER MANAGER OR CONSULT YOUR BROKER FOR ASSISTANCE.

       Book-Entry Delivery. The depositary will establish an account with respect to the preferred shares at DTC for purposes of the offer within two business days after the date of this offer to purchase, and any financial institution that is a participant in the DTC system may make delivery of preferred shares by causing DTC to transfer such preferred shares into the depositary's account in accordance with the procedures of DTC.

       The term "agent's message" means a message, transmitted by DTC to, and received by, the depositary and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the preferred shares that are the subject of such book-entry confirmation agreeing to be bound by the terms of the applicable letter of transmittal and that we may enforce such agreement against such participant.

       Signature Guarantees. Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (each an "eligible institution"). Signatures on a letter of transmittal need not be guaranteed (i) if the letter of transmittal is signed by the registered holder(s) of the preferred shares tendered therewith and such holder(s) has/have not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (ii) if such preferred shares are tendered for the account of an eligible institution. See Instructions 2, 3 and 4 of the letter of transmittal.

       Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of preferred shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of preferred shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of preferred shares. No tender of preferred shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived.

       Our interpretation of the terms and conditions of the offer will be final and binding. No person, including us, the dealer manager, the depositary and information agent will be under any duty to give you notice of any defect or irregularity in your tender or waive any such defect or irregularity or incur any liability for failure to give any such notice.

       Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 30% of the gross proceeds payable to a shareholder or other payee in the offer must be withheld and remitted to the United States Treasury unless the shareholder or other payee provides his, her or its taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the substitute Form W-9 included as part of the applicable letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding.

       Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN or a substitute Form W-8BEN (or such other IRS Form W-8 as is appropriate), signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 6 of the letter of transmittal.

       TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 30% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR PREFERRED SHARES PURCHASED IN THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE APPLICABLE LETTER OF TRANSMITTAL.

       For a discussion of material United States federal income tax consequences to tendering shareholders, see Section 13, "Material United States Federal Income Tax Consequences of the Offer."

4.    WITHDRAWAL RIGHTS

       Except as provided in this offer to purchase, tenders of preferred shares pursuant to the offer are irrevocable. You may withdraw tenders of preferred shares made pursuant to an offer at any time prior to the expiration date (as it may be extended). In addition, you may withdraw any tendered preferred shares after March 31, 2003, unless we have accepted your preferred shares for payment. If we extend the period of time during which an offer is open, or are delayed in accepting for payment or paying for preferred shares pursuant to that offer for any reason, then, without prejudice to our rights under the offer, the depositary may, on our behalf and subject to your withdrawal rights, as set forth herein, retain all preferred shares tendered.

       To withdraw tendered preferred shares, (1) a written or facsimile transmission notice of withdrawal with respect to the preferred shares must be timely received by the depositary at one of its addresses set forth on the back cover of this offer to purchase and (2) the notice of withdrawal must specify (a) the name of the person who tendered the preferred shares to be withdrawn, (b) the number of preferred shares to be withdrawn and (c) the name of the registered holder of the preferred shares, if different from that of the person who tendered such preferred shares.

       If the preferred shares to be withdrawn have been delivered to the depositary, a signed notice of withdrawal with (except in the case of preferred shares tendered by an eligible institution) signatures guaranteed by an eligible institution must be submitted prior to the release of such preferred shares. In addition, such notice must specify, in the case of preferred shares tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn preferred shares.

       In the case of preferred shares tendered by delivery of certificates, such notice must specify the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates representing the preferred shares to be withdrawn.

       Withdrawals may not be rescinded, and preferred shares withdrawn will thereafter be deemed not validly tendered for purposes of the offer. However, withdrawn preferred shares may be tendered by again following one of the procedures described in Section 3, "Procedure for Tendering Preferred Shares" at any time prior to the expiration date.

       We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of us, the dealer manager, the depositary, information agent or any other person will be under any duty to give you notice of any defect or irregularity in any notice of withdrawal or waive any such defect or irregularity or incur any liability for failure to give any such notice.

5.    EXPIRATION DATE; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

       With respect to any offer for a series of preferred shares, "expiration date" means 5:00 P.M., New York City time, on February 27, 2003, unless we extend the period of time for which an offer is open, in which event "expiration date" means the latest time and date at which such offer, as so extended, shall expire. We will make a public announcement of the approximate number and percentage of preferred shares tendered as of the expiration date no later than 9:00 A.M., New York City time, on the next business day after the expiration date.

       We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which any offer is open and thereby delay acceptance for payment of, and payment for, any preferred shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate any offer and not accept for payment or pay for any preferred shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for the preferred shares upon the occurrence of any of the conditions specified in Section 11, "Conditions to the Offer" by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement.

       Subject to compliance with applicable law, we further reserve the right, in our sole reasonable discretion, and regardless of whether any of the events set forth in Section 11, "Conditions to the Offer" will occur or are deemed by us to have occurred, to amend any offer in any respect. If we make a material change in the terms of an offer or the information concerning an offer, or if we waive a material condition of an offer, we will extend such offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. If (1) we increase or decrease the price to be paid for any series of preferred shares or we decrease the number of preferred shares being sought and (2) the applicable offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, we will extend such offer, with regards to the affected series of preferred shares, until the expiration of such period of ten business days from the date of publication of such notice. If we make a material change to other terms of an offer or to the information concerning an offer, or waive a material condition of an offer, we will extend the applicable offer with regards to the affected series of preferred shares, if required by applicable law, for a period of five business days to allow you to consider the amended terms of the applicable offer. Business day means any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

       Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement, in the case of an extension of an offer to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Any public announcement made pursuant to an offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, including Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

       If we extend the time during which an offer is open, or if we are delayed in accepting for payment of or payment for the preferred shares pursuant to an offer for any reason, then, without prejudice to our rights under the offer, the depositary may retain tendered preferred shares on our behalf and those preferred shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4, "Withdrawal Rights." However, our ability to delay the payment for the preferred shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer.

6.    SPECIAL FACTORS

       Purpose of the Transaction. The principal purpose of the redemption is to allow us to terminate the registration under Section 12 of the Exchange Act of the preferred shares if the series has fewer than 300 holders following the completion of the tender offer and thus is eligible for termination, and to allow us to suspend our obligation to file reports pursuant to Section 15(d) of the Exchange Act if the total number of shareholders of Bangor Hydro is reduced below 300 and Bangor Hydro thus is eligible for such suspension. As of December 31, 2002, there were approximately 900 individual holders of our 4%, 4 1/4% and its 7% series of preferred stock. The total capital represented by the 7% Series of preferred stock equaled $2,500,000, approximately 0.6% of our total capitalization. On December 31, 2002, we gave notices of redemption to the holders of our 4% and 4 1/4% series, each of which are callable, such redemptions to occur on March 1, 2003. Thus, as of March 1, 2003, the 7% Series will be our only securities registered under Section 12 of the Exchange Act.

       The preparation, filing and distribution of reports prepared pursuant to Section 15(d) of the Exchange Act is a relatively burdensome process for purposes of maintaining an extremely small number of preferred shares in our capitalization and we believe that the benefits of maintaining these shares no longer justifies this cost. Deregistration would not affect our obligation to provide audited financial statements prepared in accordance with GAAP to our lenders or to the Maine Public Utilities Commission and the Federal Energy Regulatory Commission.

       In addition, the market for the preferred shares is extremely illiquid. During 2002, only 1,850 shares of the preferred shares traded as part of only ten trades. The most recent trade occurred on October 22, 2002. Further, we estimate that approximately 90% of the holders of the preferred shares own less than 100 shares. The tender offer provides shareholders with an opportunity to liquidate their shares at a price that exceeds the historical trading price and is equivalent to or exceeds the price of comparable preferred issues with greater liquidity. Current interest rate conditions allow us to refinance this portion of our capitalization at rates that do not materially affect our overall cost of capital.

       The successful completion of the offers will have no effect on Emera's percentage interest in the net book value and net earnings of Bangor Hydro. If all shares of preferred stock are purchased in the offers, the aggregate net book value of Bangor Hydro would not materially change.

       Plans of Bangor Hydro after the Offer. If not all of the shares of our outstanding preferred stock are tendered in the offer, we may in the future repurchase additional preferred shares in the open market, private transactions, tender offer or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any preferred shares, other than through the offer, until at least ten business days after the expiration or termination of the offer. Any possible future purchases by us will depend on many factors, including the results of the offer, our business and financial position and general economic and market conditions.

       Except as disclosed in this offer to purchase, or as may occur in the ordinary course of our business, we currently have no plans or proposals that relate to or would result in:

     - an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     - a purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     - any material change in our present dividend rate or policy for our preferred shares;

     - any material change in our present indebtedness or capitalization, although we continue to evaluate the structure of our debt to ensure the highest level of benefit to our investors and customers;

     -  any change in our present board of directors or management;

     -  any other material change in our corporate structure or business;

     - the acquisition by any person of additional securities of ours or the disposition of our securities; or

     - any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control, although as an indirect wholly owned subsidiary of Emera it is unlikely we would experience a change of control that Emera did not initiate.

     Following the offer, however, we intend to:

     - terminate the registration under Section 12 of the Exchange Act of the 7% Series of preferred stock if it has fewer than 300 holders and thus is eligible for termination; and

     - suspend our obligation to file reports pursuant to Section 15(d) of the Exchange Act if the total number of shareholders of Bangor Hydro is reduced below 300 and Bangor Hydro thus is eligible for such suspension.

       Fairness of the Offer. The company believes that the offer is fair to unaffiliated holders of the preferred shares. In evaluating the offer, the company relied upon its knowledge of its business, financial condition and prospects as well as upon the advice of its financial and legal advisors.

      A committee of the board of directors of Bangor Hydro, having been delegated the authority to act on behalf of Bangor Hydro with respect to the offer, considered the offer and believes that the offer is fair to unaffiliated holders of each series of preferred shares and has unanimously approved the offer. In making its determination about the fairness of the offer, the committee considered a number of factors, including the following:

     - the relationship of the offer price for the preferred shares and the historical market prices of the preferred shares;

     - the purchase price for the preferred shares represents a premium over recent historical market prices;

     - the relationship of the offer price for the preferred shares and the recent market price of a sample group of comparable preferred issues in the utility sector which the company deemed to be reasonably similar to ours based upon corporate credit ratings and other factors;

     - the purchase price for the preferred shares is greater than the equivalent recent market price of the sample group of comparable preferred issues;

     - the premium over the estimated value for the preferred shares was similar to that offered in a recent tender offer for preferred shares by another utility;

     -  the offer is not subject to a financing condition; and

     - the purchase price to be received by the holders of each series of preferred shares pursuant to the offer was fair from a financial point of view to the unaffiliated holders.

       The committee considered these factors as a whole and did not find it practicable to, and did not, quantify, or otherwise assign relative weights to these factors. The principal negative factor from Bangor Hydro's perspective was the use of cash, but the committee believed that the cost savings in retiring the preferred stock outweighed that negative factor and that negative factor did not affect the fairness of the offer to the unaffiliated shareholders. The principal negative factor from the standpoint of the preferred shareholders was the possible absence of a trading market following the completion of the offers. The committee did not believe that fact was relevant in its determination of the fairness of the offers because a preferred shareholder could either decide to accept the offer or to retain the preferred stock on the same terms relating to dividends, liquidation value and redemption and thus did not consider it in concluding that the offers are fair to the unaffiliated shareholders from a financial point of view.

       The committee also believes that the offer is procedurally fair to holders of the preferred shares in light of the following factors:

     - you can determine individually whether to tender preferred shares in the offer; and

     - the offer allows you to sell your preferred shares without the usual transaction costs associated with open market sales.

       The committee considered these procedural factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to these factors.

       The committee did not consider our net book value, our going concern value or our liquidation value in making its determination that the offers are fair to unaffiliated shareholders. Because preferred shareholders are only entitled to receive dividends at the stated rate and the stated liquidation value upon a liquidation of Bangor Hydro, the board did not believe that factors relating to the equity value of Bangor Hydro were relevant in determining the value of the preferred shares. The committee also did not consider purchase prices paid in previous purchases of the preferred shares within the past two years because there were no such purchases within the past two years. Finally, the board did not consider firm offers made by unaffiliated persons during the past two years for a merger, consolidation, sale of all or substantially all of our assets or purchase of Bangor Hydro's securities in a transaction that would give the purchaser control because it believed that these factors are relevant only to a change of control and the premium that might be paid to stockholders to acquire control. The preferred shares do not participate in the growth in equity value of Bangor Hydro.

       The offer does not require the approval of any holders of preferred shares. Two members of the board are not employees of Bangor Hydro, its affiliates or entities affiliated with Emera. Neither of these members served on the committee, however each of these directors voted to delegate the matter to the committee and voted in favor of the appointment of those members who did serve on the committee. We have not retained an unaffiliated representative to act solely on behalf of the preferred shareholders for the purposes of negotiating the terms of the offer, and we have not made any provisions to grant preferred shareholders access to our corporate files or the ability to obtain counsel or appraisal services at our expense. We have not retained an unaffiliated representative for purposes of preparing a report concerning the fairness of the transaction. There are no appraisal rights available to holders of preferred shares in connection with the offer.

       Neither we, nor any of our directors or executive officers, nor any of our affiliates, nor any other person who control us, nor any of their executive officers or directors makes any recommendation to any shareholder as to whether to tender all or any preferred shares. Each shareholder must make his or her own decision whether to tender preferred shares and, if so, how many preferred shares to tender.

       Effect of the Offer on the Market for our Preferred Shares; Registration under the Exchange Act. If you do not tender your preferred shares, the offer will not affect the terms of your preferred shares. Your preferred shares will continue to be outstanding and will continue to be governed by their same terms. Any purchase of preferred shares by Bangor Hydro in the offer will reduce the number of shares that trade publicly or become available for purchase and/or sale and will likely reduce the number of owners of the preferred shares. This could adversely affect the liquidity, market value and ratings and increase the price volatility of the preferred shares not purchased in the offer.

       Equity securities which are less liquid because of a smaller outstanding market value available for trading, or float, may command a lower price than would comparable equity securities with a greater float. Therefore, the market price for shares of a series of preferred shares that are not tendered and purchased in the offer may be affected adversely to the extent that the amount of shares of that series purchased in the offer reduces the float. The reduced float of a series of preferred shares may also make the trading price of the shares of that series that are not tendered and accepted for payment more volatile. If an offer is completed with respect to any series of preferred shares, there can be no assurance that any trading market will exist for such series of preferred shares following consummation of the applicable offer. To the extent a market continues to exist following consummation of the offer for a series of preferred shares, shares of that series may trade at a discount compared to current trading, depending on the market for shares with similar features, the performance of Bangor Hydro and other factors. There is no assurance that an active market in the shares of a series will exist and no assurance as to the prices at which the shares may trade following the offer.

       The preferred shares are currently registered under the ExchangeAct. Such registration may be terminated upon application by Bangor Hydro to the SEC if there are fewer than 300 record holders. We intend to apply to the SEC for termination of the registration of the preferred shares after the offer is completed. Termination of such registration would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable to such series of preferred shares. Termination of the Exchange
Act registration of the preferred shares would affect our obligation to file annual and quarterly reports and special reports, and other information with the SEC pursuant to the Exchange Act's reporting requirements because the preferred shares will be, as of March 1, 2003, the only publicly traded securities of Bangor Hydro. Bangor Hydro gave notices of redemption on December 31, 2002 with respect to its only other two publicly traded series of securities, its 4% and 4 1/4% series of preferred stock. These redemptions will occur on March 1, 2003 and thereafter those series will be deregistered by Bangor Hydro.

7.    CERTAIN INFORMATION ABOUT THE PREFERRED SHARES

       There are currently 25,000 shares of the 7% Series outstanding. The 25,000 shares were issued between 1910 and 1924 by the Bangor Street Railway and Electric Company, a corporate predecessor of Bangor Hydro at $100.00 per share and we received aggregate proceeds from the sale of $2,500,000.

       The preferred shares are currently publicly traded on an "over-the-counter" basis. The following table sets forth, for the quarters indicated, the high and low sales prices for the preferred shares as reported by the Dow Jones News Service.
					 High         Low
					 ----         ---
2002
----
  First Quarter................         $92.00      $87.00
  Second Quarter...............          90.00       88.75
  Third Quarter................          No Trading Activity
  Fourth Quarter...............          92.00       90.75

2003
----
 First Quarter
      (through January 21, 2003)        No Trading Activity

       If you do not tender your preferred shares, the offer will not affect the terms of your preferred shares. Your preferred shares will continue to be outstanding and will continue to be governed by their same terms.

       We will make the regular quarterly dividend payment on shares of the 7% series of preferred stock for the quarter ending December 31, 2002, as declared by our board of directors, to all holders of the preferred shares. In addition, we will pay a partial dividend for dividends accrued between December 31, 2002 and the Expiration Date of the offer to holders whose shares are tendered in response to the offer, including any extensions thereof. Shares that are not tendered in response to the offer will continue to receive regular quarterly dividends on a quarterly basis when declared by the board of directors. Bangor Hydro will cease to make dividend payments on preferred shares purchased in the offer after the Expiration Date of the offer.

       Dividends on the preferred shares have customarily been paid in cash following each January 1, April 1, July 1 and October 1.

       You will be entitled to receive cumulative quarterly dividends as, if and when declared by our board of directors at an annual rate of $7.00 per share per year. The preferred shares are noncallable.

       We have timely paid all quarterly dividends on each payment date since the preferred shares were issued in the form of approximately $7.00 in cash per share per year.

8.    CERTAIN INFORMATION ABOUT BANGOR HYDRO

       General. We are a Maine corporation with our principal offices at 33 State Street, Bangor, Maine 04401, telephone: (207) 945-5621. Our ultimate parent company, Emera, is a corporation incorporated in Nova Scotia, Canada with its principal offices at 1894 Barrington Street, Halifax, Nova Scotia B3J 2A9, telephone: (902) 428-6250.

       The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of our executive officers and directors is set forth in Schedule I of this offer to purchase.

       We were organized under the laws of Maine in 1924. We are engaged principally in the regulated energy delivery business in the State of Maine. We provide electric service to approximately 100,000 electric customers in eastern and central Maine. As of September 30, 2002, Bangor Hydro owned assets worth $642.3 million, including $246.9 million in net utility plant.

       In June, 2000, Bangor Hydro entered into a merger agreement with Emera, Inc. under which Emera would acquire Bangor Hydro, with all of Bangor Hydro's outstanding shares of common stock being exchanged for cash. On October 10, 2002, the merger was consummated and as a result of the merger, all of the common stock of Bangor Hydro is now owned by Emera. Our debt and preferred stock were not exchanged as part of the merger transaction and continue as our obligations.

       Summary Financial Information. The following tables set forth our selected historical consolidated financial data derived from our audited and unaudited consolidated financial statements previously filed with the SEC under the Exchange Act. The following data should be read in conjunction with our previously filed consolidated financial statements. ($ in 000's)



		       SUMMARY FINANCIAL INFORMATION
		       -----------------------------

							  (Unaudited)
			  Year Ended December 31,   Nine Months Ending Sep. 30,
			  -----------------------   ---------------------------

				2001        2000         2002       2001
INCOME STATEMENT DATA:
----------------------

Operating Revenues        $   217,407   $  212,337     $ 127,811  $ 165,777
Operating Expenses            193,790      185,913       109,952    148,882
			  ------------------------     --------------------
Operating Income          $    23,617   $   26,424     $  17,859  $  16,895
Other Income (Deductions)        (654)         613         1,189      1,279
Interest Expense               14,273       15,935         9,954     10,729
			  ------------------------     --------------------
Net Income                $     8,690   $   11,102     $   9,094   $  7,445
			  ========================     ====================


							(Unaudited)
				December 31,           September 30,
				------------           -------------
				2001       2000            2002

BALANCE SHEET DATA:
-------------------

ASSETS:
  Net Utility Plant       $   241,883   $  234,941     $ 241,652
  Investments in Corporate
    Joint Ventures              5,275        5,622         5,247
  Other Investments             3,498        3,175         3,332
  Funds Held by Trustees       22,695       22,696        21,537
  Current Assets               38,790       53,482        29,334
  Regulatory Assets and
    Deferred Charges          366,104      212,304       341,221
			  ------------------------     ---------
     Total Assets         $   678,245   $  532,220     $ 642,323
			  ========================     =========



LIABILITIES & STOCKHOLDERS' EQUITY:
  Capitalization:
   Common Stock Investment $  205,557   $  137,420     $ 206,999
   Preferred Stock              4,734        4,734         4,734
   Long-term Debt             131,968      161,960        98,592
			   -----------------------    ----------
    Total Capitalization   $  342,259   $  304,114     $ 310,325
  Current Liabilities          78,957       51,001        95,483
  Regulatory and Other Long-
   term Liabilities           257,029      177,105       236,515
			   -----------------------     ---------
    Total Liabilities &
     Stockholders' Equity  $  678,245   $  532,220     $ 642,323
			   =======================     =========


							   (Unaudited)
			   Year Ended December 31,   12 Months Ending Sep. 30,
			   -----------------------   -------------------------
			       2001      2000             2002       2001


Ratio of Earnings to Fixed
  Charges                      1.97      2.15              2.16      2.04
			   =======================   =========================


						       (Unaudited)
				December 31,           September 30,
				------------           -------------

			       2001      2000             2002

Book Value per Share of
  Preferred Stock          $  100.00    $ 100.00       $  100.00
			   =======================   =========================



       You can obtain more financial information about us by referring to the documents described below.

       Where You Can Find More Information. Bangor Hydro files annual, quarterly and special reports and other information with the SEC. Bangor Hydro filed a statement relating to the offer on Schedule TO with the SEC. Because the offer may be a "going-private" transaction, the Schedule TO filed also includes information required by Rule 13e-3 under the Exchange Act with respect to the offer. The Schedule TO and such reports and other information contain additional information about Bangor Hydro. You may read and copy any reports, statements or other information filed by Bangor Hydro at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of this and other public reference rooms. These filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at:
"http://www.sec.gov."

       Bangor Hydro will provide without charge to each person to whom a copy of this offer to purchase has been delivered, upon request, a copy of any or all of the documents that we have filed with the SEC, other than the exhibits to such documents. You may request these documents by writing or telephoning us at the following address or phone number: 33 State Street, P.O. Box 932, Bangor, Maine 04402, Attention: Michael Whalen, telephone:
(207) 990-6988. We will provide the requested documents within one business day of your request by first class mail or equally prompt means. The information relating to Bangor Hydro contained in this offer to purchase does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference.

       If you would like to request documents from Bangor Hydro, please do so by February 17, 2003 to receive them before the expiration of the offer.

9. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

       None of the officers or directors of Bangor Hydro own any of the preferred shares. One Director of Emera, Robert S. Briggs, holds one share of the preferred stock. Mr. Briggs presently intends to tender his share in response to the offer. No other officer or director of Emera owns any of the preferred shares. None of the affiliates or majority-owned subsidiaries of Bangor Hydro or Emera own any of the preferred shares.

       Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries and the directors, executive officers, affiliates and subsidiaries of Emera, neither we, nor Emera, nor any of our respective affiliate or majority-owned subsidiaries, nor, to the best of our knowledge, any of our respective directors or executive officers or those of our respective subsidiaries, have effected any transactions in the preferred shares during the 60 days before February 3, 2003.

       Except as otherwise described herein, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers or those of Emera, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.  SOURCE AND AMOUNT OF FUNDS

       We will need approximately $2.9 million to purchase all of the preferred shares pursuant to the offer and to pay related fees and expenses, assuming a tender of 100% of the outstanding preferred shares. It is anticipated that such funds will be available from a combination of our internal funds and internal funds of our parent company or other affiliates. There are no material conditions to the financing.

       Because the only consideration in the offer is cash and the offer is being made for all outstanding preferred shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Bangor Hydro, Bangor Hydro's financial condition is not material to a decision by a holder of preferred shares whether to tender preferred shares.

       If you decide not to tender your preferred shares, you will remain a preferred shareholder of Bangor Hydro and, as is currently the case, our financial condition will continue to be relevant to you in your capacity as a preferred shareholder.

11.  CONDITIONS TO THE OFFER

       Notwithstanding any other provision of the offer, we will not be required to accept for payment or pay for any preferred shares tendered, and may terminate or amend and may postpone, subject to the requirements of the Exchange Act for prompt payment for or return of shares tendered, the acceptance for payment of preferred shares tendered, if at any time after January 31, 2003 and at or before the time when we have accepted for payment all preferred shares validly tendered, any of the following shall have occurred:

	  1. There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to any offer or to us or any of our subsidiaries, by any legislative body, court, authority, government or governmental agency, authority or tribunal which, in our sole judgment, would or could or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the preferred shares illegal or otherwise restrict or prohibit consummation of any offer, (ii) delay or restrict our ability or render us unable to accept for payment or pay for some or all of the preferred shares, (iii) materially impair the contemplated benefits of any offer to us or (iv) in our reasonable judgment, materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or any offer's contemplated benefits to us;

	  2. There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of our preferred stock or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition (financial or otherwise), income, operations, stock ownership, prospects or ability to obtain financing generally or the trading in our stock, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

	  3. There shall have occurred any event or events that has resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of us and our subsidiaries; and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with any offer or with such acceptance for payment.

       The foregoing conditions are for our benefit and we may assert them regardless of the circumstances, including any action or inaction on our part giving rise to any of these conditions, and we may waive any such condition, in whole or in part, at any time and from time to time in our discretion prior to the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

       All conditions will be satisfied or waived prior to the expiration date.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

       We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of the preferred shares as contemplated in the offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of preferred shares as contemplated by the offer. Because Bangor Hydro believed that it may require the approval of the Maine Public Utilities Commission (the "MPUC") pursuant to Title 35-A, Section 910 of the Maine Revised Statutes to reduce its capital stock, Bangor Hydro obtained such approval to redeem all or any portion of its preferred stock by call or tender offer pursuant to MPUC order dated December 23, 2002 in MPUC Docket No. 2002-771. Should any additional approval or other action be required, we currently contemplate that we will seek such approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, preferred shares tendered in the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained at all or without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for preferred shares are subject to certain conditions. See Section 11, "Conditions to the Offer."

13.  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

       The following discussion summarizes the material U.S. federal income tax considerations that are generally applicable to United States holders of preferred shares who tender such preferred shares for cash pursuant to the offer.

       You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances. In particular, this discussion does not address the tax consequences of the offer to holders of the preferred shares who are dealers in securities, are foreign persons, do not hold their preferred shares as capital assets, or hold their preferred shares as part of an integrated investment comprised of the preferred shares and one or more other positions. Nor does this discussion address the tax consequences of the offer to any person under foreign, state or local tax laws.

       In addition, this discussion does not address the tax consequences of any transactions other than the offer. For example, it does not address the tax consequences of the payment of dividends that will be made for the quarter ending December 31, 2002 or of any dividends declared or paid thereafter. However, corporate holders should note that if our offer to purchase were deemed to give such holders an option to sell preferred shares, or if our offer combined with a holder's tender of shares were deemed to be a contract to sell such shares, the holder's holding period for purposes of the dividends received deduction would not include any date on which the option or contract was outstanding. In that case, a corporate holder which tendered its shares pursuant to the offer would not meet the holding period requirements necessary to be able to claim the dividends received deduction with respect to the dividend that will be paid on March 31, 2002 (and a corporate holder which did not tender its shares might also not meet such holding period requirements). YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND RELATED TRANSACTIONS, INCLUDING ANY EFFECT OF THE OFFER ON THE DIVIDENDS RECEIVED DEDUCTION.

       This discussion applies only to "United States holders" (as defined below). For purposes of this discussion, a "United States holder" means:

     -  a citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust, if a United States court can exercise primary supervision over its administration and one or more United States persons are authorized to control all of its substantial decisions.

       Characterization of the Purchase. Our purchase of a United States holder's preferred shares in the offer will be a taxable transaction for United States federal income tax purposes. Under Section 302 of the Internal Revenue Code, a United States holder whose preferred shares are purchased by us in the offer will be treated as having sold its preferred shares, and thus will recognize capital gain or loss, if the purchase:

     - results in a "complete termination" of the United States holder's equity interest in Bangor Hydro; or

     - is "not essentially equivalent to a dividend" with respect to the United States holder.

       For purposes of both of these tests, certain constructive ownership rules, described in more detail below, apply.

       Complete Termination Test. Our purchase of a United States holder's preferred shares in the offer will result in a "complete termination" of that holder's equity interest in Bangor Hydro if all of the preferred shares in Bangor Hydro actually or constructively held by that holder are sold to us in the offer, provided that no shares of any other class of stock in Bangor Hydro is actually or constructively owned by the holder.

       Not Essentially Equivalent to a Dividend Test. Our purchase of a United States holder's preferred shares in the offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Bangor Hydro as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. The application of this test depends upon a shareholder's particular facts and circumstances. However, since the preferred shares will be, as of March 1, 2003, the only publicly traded securities of Bangor Hydro it is likely for most shareholders that tendering the preferred shares will constitute a "meaningful reduction". (Bangor Hydro gave notices of redemption on December 31, 2002 with respect to its only other two publicly traded series of securities, its 4% and 4 1/4% series of preferred stock, which will occur on March 1, 2003.) YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND RELATED TRANSACTIONS, INCLUDING ANY EFFECT OF THE OFFER ON THE DIVIDENDS RECEIVED DEDUCTION.

       Constructive Ownership Rules. For purposes of both the "complete termination" test and the "not essentially equivalent to a dividend" test, United States holders must take into account both stock in Bangor Hydro that they actually own and stock in Bangor Hydro they are treated as owning under the constructive ownership rules of Section 318 of the Internal Revenue Code. Under the constructive ownership rules, a United States holder is treated as owning any stock in Bangor Hydro that is owned (actually and in some cases constructively) by certain related individuals and entities, as well as any stock in Bangor Hydro that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security including any convertible stock or debt of Bangor Hydro. A shareholder in a corporation is treated as owning that shareholder's proportionate share of any stock owned, directly or indirectly, by that corporation only if the shareholder actually or constructively owns 50 percent or more of the value of the stock of the corporation. Since all of the common stock of Bangor Hydro is owned indirectly by Emera, Inc., a United States holder of preferred stock would be treated as constructively owning common stock in Bangor Hydro only if that holder and persons related to that holder owned (actually or constructively) 50 percent or more by value of the stock of Emera, Inc.

       If a United States holder satisfies either of the tests described above, the United States holder will be treated as if it sold its preferred shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received in the offer and the United States holder's adjusted tax basis in the preferred shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the preferred shares that were sold exceeds one year as of the date of purchase by us in the offer. Certain limitations apply to the deductibility of capital losses by United States holders. Gain or loss is determined separately for each block of preferred shares (preferred shares acquired at the same cost in a single transaction) that is purchased by us from a United States holder in the offer. United States holders should consult their tax advisors concerning this determination.

       If a United States holder does not satisfy either of the tests described above, our purchase of that holder's preferred shares in the offer will not be treated as a sale or exchange. Instead, the entire amount received by that holder with respect to our purchase of its preferred shares in the offer will be treated as a dividend distribution to that holder with respect to its preferred shares under Section 301 of the Internal Revenue Code, taxable at ordinary income tax rates to the extent of that holder's share of our current and accumulated earnings and profits (within the meaning of the Internal Revenue Code). To the extent the amount of the distribution exceeds that holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of that holder's adjusted tax basis in its preferred shares and any remainder will be treated as capital gain (which may or may not be long-term capital gain, as described above). A corporate holder that is treated as receiving a dividend may be eligible for the dividends-received deduction, subject to certain limitations. As noted above, if our offer to purchase results in corporate holders being deemed to have an option to sell their preferred shares, or if corporate holders are deemed to have entered into a contract to sell their preferred shares, such holders may not meet the holding period requirements necessary to be able to claim the dividends received deduction. A corporate holder may also be subject to special tax rules relating to "extraordinary dividends" under
Section 1059 of the Internal Revenue Code.

       Backup Withholding. Under certain circumstances, United States holders of the preferred shares may be subject to backup withholding at a 30% rate with respect to the amount of consideration received pursuant to the offer, unless the holder provides proof of an applicable exemption or a correct taxpayer identification number on the attached substitute Form W-9 and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

14.  FEES AND EXPENSES

       We have retained Georgeson Shareholder Securities Corporation to act as our dealer manager and Georgeson Shareholder Communications Inc. to act as the information agent in connection with the offer. We have agreed to pay Georgeson Shareholder Securities Corporation and Georgeson Shareholder Communications Inc. a collective base fee of $40,000.00 as compensation for their services as dealer manager and information agent, respectively. The information agent may contact holders of the preferred shares by mail, telephone, facsimile, email, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the offer to beneficial owners. The information agent will receive reasonable and customary compensation for certain of these additional services. We have also agreed to reimburse the dealer manager and the information agent for certain reasonable out-of-pocket expenses incurred in connection with the offer and to indemnify the dealer manager and information agent, together with related persons and entities, against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement.

       We have retained EquiServe Trust Company, N.A. to act as the depositary in connection with the offer. The depositary will receive reasonable and customary compensation for its respective services and will be reimbursed for certain reasonable out-of-pocket expenses.

       Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person (other than the dealer manager) in connection with the solicitation of tenders of preferred shares pursuant to the offer.

	None of the dealer manager, the information agent or the depositary assume any responsibility for the accuracy or completeness of the information concerning us or our affiliates contained in this offer to purchase or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

       Certain of our directors or executive officers may, from time to time, contact shareholders to provide them with information regarding the offer. These directors and executive officers will not make any recommendation to any shareholder as to whether to tender all or any preferred shares and will not solicit the tender of any preferred shares. We will not compensate any director or executive officer for these services.

       Fees and expenses to be incurred and paid by us in connection with the offer, are estimated as follows:

Dealer Manager and Information Agent Fees...................  $   45,000
Depositary Fees.............................................  $   15,000
Legal Fees..................................................  $   10,000
Printing....................................................  $    3,000
Filing Fees.................................................  $      575
Miscellaneous...............................................  $    1,000
							      ----------
	  Total.............................................     $74,575


15.  MISCELLANEOUS

       No offer is being made to, nor will tenders be accepted from or on behalf of, holders of preferred shares in any jurisdiction in which the making of the applicable offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of preferred shares in such jurisdiction.

       No person has been authorized to give any information or make any representation on our behalf not contained in this offer to purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

       Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information, including information required by Rule 13e-3 under the Exchange Act, with respect to the offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 8, "Certain Information about Bangor Hydro."



				       BANGOR HYDRO-ELECTRIC COMPANY



				   SCHEDULE I

			DIRECTORS AND EXECUTIVE OFFICERS

       The following is a list of the directors and executive officers of Bangor Hydro-Electric Company, and for each a description of the following:
(i) current principal occupation or employment and the name, principal business and address of any corporation or organization in which the employment or occupation is conducted; (ii) material occupations, positions, offices or employment during the past five years, giving the starting and ending dates of each and the name, principal business and address of any corporation or other organization in which the occupation, position, office or employment was carried on; and (iii) country of citizenship.

       Unless otherwise noted below, none of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


			BANGOR HYDRO-ELECTRIC COMPANY

NAME                                        AGE                     POSITION
----                                        ---                     --------

David McD. Mann...........................  62       Chairman of the Board
Christopher G. Huskilson..................  44       Director, Vice Chairman
Jane J. Bush..............................  57       Director
Norman A. Ledwin..........................  60       Director
Elizabeth A. MacDonald....................  56       Director
Ronald E. Smith...........................  52       Director
Raymond R. Robinson.......................  44       Chief Operating Officer
David R. Black............................  54       Treasurer, Controller, CFO

       David McD. Mann has been a Director and Chairman of the Board since Bangor Hydro's merger with Emera in October, 2001. Mr. Mann also serves as President and Chief Executive Officer and Director of Emera Inc. Until July, 1996, Mr. Mann was a senior partner with the Halifax, Nova Scotia law firm of Cox Downie. Mr. Mann's business address is 1894 Barrington Street, Halifax, Nova Scotia B3J 2A9. Mr. Mann is a citizen of Canada.

       Christopher G. Huskilson has been a Director and Vice Chairman of the Board since Bangor Hydro's merger with Emera in October, 2001. Mr. Huskilson also serves as Chief Operating Officer of Nova Scotia Power Inc., a subsidiary of Emera. Mr. Huskilson's business address is 1894 Barrington Street, Halifax, Nova Scotia B3J 2A9. Mr. Huskilson is a citizen of Canada.

       Jane J. Bush has been a Director since 1990. Ms. Bush is President and co-owner of Coastal Ventures, a retailing company. Ms. Bush's business address is 11 Addison Rd, Columbia Falls, ME 04623. Ms. Bush is a citizen of the United States.

       Norman A. Ledwin has been a Director since 1996. Mr. Ledwin President and Chief Executive Officer and a Director of Eastern Maine Healthcare, a health care organization made up of not-for-profit and for-profit entities (including Eastern Maine Medical Center, a not-for-profit regional acute care hospital facility). Mr. Ledwin's business address is 489 State St., Bangor, Maine 04401. Mr. Ledwin is a citizen of the United States.

       Elizabeth A. MacDonald has been a Director since Bangor Hydro's merger with Emera in October, 2001. Ms. MacDonald also serves as Vice President, Human Resources of Emera. Until November, 2001, Ms. MacDonald was Vice President - Human Resources of Nova Scotia Power Inc. Ms. MacDonald's business address is 1894 Barrington Street, Halifax, Nova Scotia B3J 2A9. Ms. MacDonald is a citizen of Canada.

       Ronald E. Smith has been a Director since Bangor Hydro's merger with Emera in October, 2001. Mr. Smith also serves as Chief Financial Officer of Emera. From September, 1999 to October, 2000, Mr. Smith was an independent consultant. From March, 1999 to September, 1999, Mr. Smith was Chief Financial Officer, Telecommunications, for Aliant Inc. Prior to March 1999 was Chief Financial Officer for Maritime Tel & Tel Co. Ltd. Mr. Smith's business address is 1894 Barrington Street, Halifax, Nova Scotia B3J 2A9. Mr. Smith is a citizen of Canada.

       Raymond R. Robinson has been Chief Operating Officer of Bangor Hydro since April, 2002. From 2001 until 2002, Mr. Robinson served as Vice President, Utility Integration for Emera. Prior to 2001, Mr. Robinson served as President and Chief Executive Officer of Yukon Energy Corporation. Mr. Robinson's business address is 33 State St., Bangor, Maine 04401. Mr. Robinson is a citizen of Canada.

       David R. Black has been Treasurer and Controller and Chief Financial Officer of Bangor Hydro since April, 2002. Prior to April, 2002, Mr. Black was Controller of Bangor Hydro. Mr. Black's business address is 33 State St., Bangor, Maine 04401. Mr. Black is a citizen of the United States.




		   The Depositary for the Offer is:

			EQUISERVE TRUST, N.A.

BY MAIL:                   BY HAND:                 BY OVERNIGHT DELIVERY:
--------                   --------                 ----------------------
EquiServe Trust            Securities Transfer      EquiServe Trust
Corporate Actions          & Reporting              Attn:  Corporate Actions
Post Office Box 43014      c/o EquiServe Trust      150 Royall Street
Providence, RI             100 William's Street,    Canton, MA  02021
02940-3014                 Galleria
			   NewYork, NY  10038


	     To reach EquiServe by telephone:  (800) 736-3001



Questions regarding how to tender and requests for additional copies of this offer to purchase, the letter of transmittal or other documents related to the offer should be directed to the information agent.

		  The Information Agent for the Offer is:

		Georgeson Shareholder Communications Inc.
			      17 State Street
			    New York, NY 10004

		      For information by telephone:
			     (866) 328-5445




Questions regarding the terms of the offer should be directed to the dealer
				 manager.

		     The Dealer Manager for the Offer is:

		 GEORGESON SHAREHOLDER SECURITIES CORPORATION
			       17 State Street
			     New York, NY 10004
			       (866) 328-5445